Exhibit 99.2

For Information:  Valerie L. Gerard - Senior Vice President - Investor Relations
                  (973) 422-3284

                        or

                  Kelley Gipson - Executive Vice President - Corporate Marketing
                  (973) 422-3235

CIT ANNOUNCES DILUTED EPS OF $0.88, $0.76 Excluding Debt redemption Gain

o     EPS improves for the fourth consecutive quarter
o     EPS improves 27% and ROTE exceeds 13%, excluding debt redemption gain
o     Borrowing costs tighten further
o     Continued improvement in credit

      NEW YORK, April 22, 2004 - CIT Group Inc. (NYSE: CIT) today reported net income of $189.3 million (diluted earnings per share of $0.88) for the quarter ended March 31, 2004. The results for the quarter include a pre-tax gain of $41.8 million ($25.5 million after-tax) related to the redemption of $512 million in term debt. Net income, excluding the gain on the debt call was $163.8 million, or $0.76 diluted EPS, up 27% from $0.60 ($127.0 million) for the prior year quarter.

      "We started the year on a very positive note," commented Albert R. Gamper, Jr., Chairman and CEO. "Our credit quality measurements and margins improved further and returns were better in our Equipment Finance and Capital Finance businesses. Earnings growth was strong from a year ago and our return on tangible equity increased to over 13%," concluded Gamper.

      "I am pleased with the trends in origination, credit and profitability throughout our business lines," said Jeffrey M. Peek, President and COO. "Owned financing and leasing assets grew 11% from last year and 2% from year-end. We remain committed to focused, prudent growth and our target of 8 - 10% in annual managed asset growth."

Financial Highlights:

Portfolio and Managed Assets

      Total financing and leasing portfolio assets grew to $41.0 billion at March 31, 2004, up 2.3% from $40.1 billion at December 31, 2003 and 10.6% from $37.1 billion at March 31, 2003. Growth for the quarter reflects strong Specialty Finance originations, particularly in home equity, international and the vendor programs. Volume was also strong in the factoring and the asset-based lending units of Commercial Finance.

      Managed assets increased to $50.1 billion, up from $49.7 billion at December 31, 2003. Our securitized receivables (receivables we have previously securitized but retain the servicing) decreased to $9.1 billion from $9.7 billion during the quarter, as we continue to fund home equity receivables on balance sheet. Liquidating portfolios declined to $874 million from $923 million and $1.28 billion at December 31, 2003 and March 31, 2003.

      Origination volume for the quarter, excluding factoring, increased 15.7% from the prior year quarter as all segments, with the exception of Capital Finance, exceeded 2003.

Net Finance and Risk Adjusted Margin

      Net finance margin was 4.02% of average earning assets ("AEA"), an improvement of 49 basis points from the prior year quarter. The stronger margin was principally fueled by lower borrowing costs, as interest expense declined to 3.23% of AEA from 4.10% during the prior year quarter.

      Risk adjusted margin (net finance margin after provision for credit losses) was 3.09% of AEA, up 75 basis points from the prior year quarter, as lower charge-offs also contributed to the improvement.

Credit Quality

      Credit performance continued the improving trend with lower charge-offs, continued decline in delinquencies and a modest drop in non-performing assets. Owned and managed 60+ day delinquencies improved for the sixth consecutive quarter. Total 60+ day owned delinquencies declined to $609 million (1.89% of finance receivables) at March 31, 2004, from $676 million (2.16%) at December 31, 2003. Managed 60+ day delinquencies also decreased to $928 million (2.20%) at March 31, 2004, from $1.022 billion (2.44%) at December 31, 2003. The most notable improvements were in the Specialty Finance-commercial portfolios and in Equipment Finance.

      Non-performing assets also declined for the sixth consecutive quarter to $667 million (2.07% of finance receivables), down from $677 million (2.16%) at December 31, 2003, and 34% below a year-ago levels.

      Charge-offs for the quarter fell to $99.3 million (1.26% as a percentage of average finance receivables) from $114.3 million (1.61%) in the prior year, as virtually all business segments improved. The increase in Structured Finance charge-offs was in the project finance portfolio. During the quarter, telecommunications portfolio charge-offs of $13.7 million were taken against the specific telecommunications reserve. Before liquidating portfolios and telecommunications charge-offs, charge-offs were $73.3 million (0.98% of average finance receivables) for the current quarter, down from $85.3 million (1.30%) last year. The decrease from last year's quarter reflects improvements in the Specialty Finance commercial portfolio, notably the international portfolio, as well as in Equipment Finance. The following tables provide additional charge-off data:

Charge-offs: ($ in millions)                                Quarter Ended March 31, 2004
                                         -----------------------------------------------------------------
                                                              Before Liquidating         Liquidating and
                                              Total         and Telecommunications     Telecommunications
                                         ---------------    ----------------------     -------------------

Specialty Finance - commercial ......    $22.0     1.24%     $21.5           1.21%       $ 0.5         --
Commercial Finance ..................     12.5     0.48%      12.5           0.48%          --         --
Equipment Finance ...................     26.3     1.67%      21.0           1.37%         5.3      12.35%
Captal Finance ......................       --       --         --             --           --         --
Structured Finance ..................     21.8     2.96%       8.1           1.34%        13.7      10.38%
                                         -----               -----                       -----
   Total Commercial Segments ........     82.6     1.19%      63.1           0.93%        19.5      11.13%
Specialty Finance - consumer ........     16.7     1.84%      10.2           1.42%         6.5       3.45%
                                         -----               -----                       -----
   Total ............................    $99.3     1.26%     $73.3           0.98%       $26.0       7.16%
                                         =====               =====                       =====


Charge-offs: ($ in millions)                                Quarter Ended March 31, 2003
                                         -----------------------------------------------------------------
                                                              Before Liquidating         Liquidating and
                                              Total         and Telecommunications     Telecommunications
                                         ---------------    ----------------------     -------------------

Specialty Finance - commercial ......   $ 31.0     1.73%     $30.6           1.76%       $ 0.4       8.65%
Commercial Finance ..................     16.6     0.80%      16.6           0.80%          --         --
Equipment Finance ...................     38.1     2.39%      29.7           2.02%         8.4       6.48%
Capital Finance .....................      1.8     0.55%       1.8           0.55%          --         --
Structured Finance ..................     13.8     1.90%        --             --         13.8       8.23%
                                        ------               -----                       -----
   Total Commercial Segments ........    101.3     1.55%      78.7           1.27%        22.6       7.48%
Specialty Finance - consumer ........     13.0     2.36%       6.6           1.92%         6.4       3.09%
                                        ------               -----                       -----
   Total ............................   $114.3     1.61%     $85.3           1.30%       $29.0       5.70%
                                        ======               =====                       =====

      The total reserve for credit losses was $636.7 million (1.98% of finance receivables) at March 31, 2004, compared to $643.7 million (2.06%) at December 31, 2003. The decline in the reserve reflects the continuation of improving credit metrics. At March 31, 2004, the reserve for credit losses, before the telecommunications ($92.8 million) and Argentine ($12.5 million) reserves, was $531.4 million (1.68%), versus $524.6 million (1.71%) at December 31, 2003.

      The total telecommunications portfolio and the portion comprising the competitive local exchange carrier ("CLEC") exposure was $518.6 million and $191.3 million at March 31, 2004. Total telecommunications non-performing accounts were $65.7 million, compared to $57.2 million last quarter. CLEC non-performing accounts were $34.4 million, compared to $31.4 million at December 31, 2003. Total specific telecommunications reserves were $92.8 million at March 31, 2004, down from $106.6 million at December 31, 2003 due to current quarter charge-offs.

Other Revenue

      For the quarter, other revenue totaled $230.4 million, compared to $239.9 million for the quarter ended March 31, 2003, reflecting lower securitization gains and other income, partially offset by higher factoring commissions due to the two acquisitions completed in the second half of 2003. Securitization volume was essentially unchanged from the prior year. However, product mix resulted in gains declining to $21.4 million, 6.9% of pretax income, from $30.7 million, 14.4%, during the prior year quarter. Equipment sale gains reflected general strengthening of equipment values.

Salaries and General Operating Expenses

      Salaries and general operating expenses were $247.3 million for the quarter, up from $225.6 million for the March 2003 quarter. The increase from the prior year quarter was primarily the result of higher incentive-based compensation, acquisition activities and other employee related and corporate expenses. Salaries and general operating expenses were 2.15% of average managed assets during the quarter, versus 2.01% for the prior year quarter. Headcount totaled approximately 5,795 at March 31, 2004 compared to 5,845 at March 31, 2003.

Debt Redemption

      CIT had $1.25 billion of debt securities outstanding that were originally issued by the former AT&T Capital Corporation and were callable at par in December 2003 and January 2004. The redemption of $512 million on January 15, 2004 resulted in a pretax gain of $41.8 million, whereas the December 2003 redemption of $735 million resulted in a pre-tax gain of $50.4 million in the prior quarter.

Consolidated Returns

      Total return on average earning assets improved to 2.05% for the quarter ended March 31, 2004, from 1.47% for the prior year quarter. Similarly, the return on managed assets improved to 1.64% from 1.13% and return on average tangible equity increased to 15.1% (13.1% excluding the debt redemption gain) from 11.0% during the first quarter of 2003.

Results by Business Segment

      The following tables provide individual segment data ($ in millions):

Specialty Finance

                                                  For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
      Operating margin                      $   228.1               $   190.5
      Income before provision for
         income tax                         $   122.9               $    85.6
      New business volume                   $ 3,575.9               $ 3,073.0

      Specialty Finance operating margin improved due to higher asset levels, lower funding costs and lower charge-offs. Improved profitability was broad based across the vendor finance business, SBA and the small ticket leasing businesses, as Specialty Finance return on AEA improved to 2.47% from 1.75% during the prior year. New business volume increased from the prior year primarily on strong volumes in vendor finance and bulk receivable purchases in the consumer and international units.

Commercial Finance

                                                    For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
Operating margin                              $142.3                 $129.9
Income before provision for
  income tax                                  $ 98.1                 $ 88.7
New business volume (including
  factoring)                                  $485.1                 $328.2

      Commercial Finance improvements reflected higher asset-based lending volume coupled with increased factoring activity resulting from prior year acquisitions and lower charge-offs in both asset-based lending and factoring. These improvements were partially offset by lower fees and other income in the asset-based lending unit compared to the prior year. Return on AEA continued to be strong at 3.62% for the quarter, versus 3.58% during the prior year.

Equipment Finance

                                                  For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
      Operating margin                        $ 47.3                 $ 40.2
      Income before provision for
         income tax                           $ 25.0                 $ 17.5
      New business volume                     $922.1                 $828.9

      Equipment Finance operating margin and pretax profitability improvements reflected lower charge-offs and higher equipment gains, which were offset in part by lower fees. Return on AEA was 0.88% for the quarter, versus 0.60% for the prior year quarter. New business volume increased primarily in the U.S., reflecting some renewed strength in the construction and corporate aircraft sectors.

Capital Finance

                                                    For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
      Operating margin                        $ 48.3                 $ 28.9
      Income before provision for
         income tax                           $ 28.8                 $ 12.6
      New business volume                     $102.0                 $280.5

      The stronger operating margin and pre-tax income resulted primarily from higher assets, increased commercial aircraft equipment gains and lower charge-offs. Return on AEA improved to 1.04% from 0.50% in the prior year. New business volume decreased due to fewer aircraft delivery fundings. All seventeen scheduled 2004 aircraft deliveries have been placed. At March 31, 2004, four commercial aircraft (for which one letter of intent has been signed) were off lease, compared to five at December 31, 2003.

Structured Finance

                                                    For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
      Operating margin                        $ 26.5                 $ 28.3
      Income before provision for
         income tax                           $ 16.9                 $ 20.0
      New business volume                     $242.8                 $100.2

      Profitability continued to benefit from strong fee activity, offset by increased project finance charge-offs. Return on AEA was 1.31% versus 1.63% in the prior year. New business volume was up considerably from the prior year in communications/media and project finance.

Corporate and Other

                                                    For the Quarter Ended
                                          --------------------------------------
                                          March 31, 2004          March 31, 2003
      Operating margin                        $ 23.4                 $ 20.4
      Income/(loss) before
         income tax                           $ 18.7                 $(11.9)

      Corporate and Other reflects certain interest and other operating expenses not allocated to business segments, as well as the gain on debt redemption and venture capital gains and losses.

Funding and Liquidity

      Commercial paper was $4.8 billion, up from $4.2 billion at year-end. Term-debt issued during the quarter totaled $2.8 billion - $1.5 billion in variable-rate, medium-term notes and $1.3 billion in fixed-rate notes. Securitization volume was $1.2 billion, approximately the same level as the prior year quarter.

      Consistent with our liquidity management strategy to extend our maturity profile, on April 14, 2004 we retired a $2.0 billion bank facility due in March 2005, and $2.1 billion due in October 2004, and we negotiated two new $2.1 billion facilities due April 2009 and April 2005. The company now has aggregate bank facilities of $6.3 billion with $4.2 billion in multi-year facilities.

Capitalization and Leverage

      The ratio of tangible equity to managed assets improved further to 10.69% as of March 31, 2004, compared to 10.45% at December 31, 2003, as the internal capital generation ratio was strong for the quarter.

Subsequent Event

      On April 21, 2004, our Board of Directors approved a common stock repurchase program to acquire up to three million shares of our outstanding common stock. The program authorizes the Company to purchase shares on the open market and through negotiated transactions from time to time over a two-year period beginning April 23, 2004. The repurchased common stock will be held as treasury shares and may be used for the issuance of shares under CIT's employee stock plans. Acquisitions under the share repurchase program will be made from time to time at prevailing prices as permitted by applicable laws, and subject to market conditions and other factors. The program may be discontinued at any time and is not expected to have a significant impact on our capitalization.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as on-going strategy, on a conference call today at 11:00 am (EDT). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT earnings call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning no later than three hours after the conclusion of the call until 11:59 pm (EDT) April 28, 2004, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 6401042, or at the following website: http://ir.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under

SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and applies its financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company, holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                       ###

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
   For the Quarters Ended March 31, 2004, December 31, 2003 and March 31, 2003
                  (dollars in millions, except per share data)

                                                                                                 Quarters Ended
                                                                              -----------------------------------------------------
                                                                               March 31,           December 31,          March 31,
                                                                                 2004                 2003                  2003
                                                                              -----------          ------------         -----------
Finance income                                                                $     902.9          $     925.9          $     939.2
Interest expense                                                                    298.0                322.5                354.7
                                                                              -----------          -----------          -----------
Net finance income                                                                  604.9                603.4                584.5
Depreciation on operating lease equipment                                           234.5                248.9                278.8
                                                                              -----------          -----------          -----------
Net finance margin                                                                  370.4                354.5                305.7
Provision for credit losses                                                          85.6                100.8                103.0
                                                                              -----------          -----------          -----------
Net finance margin after provision for credit losses                                284.8                253.7                202.7
Other revenue(1)                                                                    230.4                246.0                239.9
Gain (loss) on venture capital investments                                            0.7                (60.5)                (4.4)
                                                                              -----------          -----------          -----------
Operating margin                                                                    515.9                439.2                438.2

Salaries and general operating expenses                                             247.3                236.5                225.6

Gain on redemption of debt                                                           41.8                 50.4                   --
                                                                              -----------          -----------          -----------
Income before provision for income taxes                                            310.4                253.1                212.6
Provision for income taxes                                                         (121.1)               (98.2)               (82.9)
Minority interest                                                                      --                  0.3                   --
Dividends on preferred capital securities, after tax                                   --                   --                 (2.7)
                                                                              -----------          -----------          -----------
Net income(2)                                                                 $     189.3          $     155.2          $     127.0
                                                                              ===========          ===========          ===========
Earnings per share
Basic earnings per share                                                      $      0.89          $      0.73          $      0.60
Diluted earnings per share                                                    $      0.88          $      0.72          $      0.60
Number of shares -basic (thousands)                                               211,839              211,828              211,573
Number of shares -diluted (thousands)                                             215,809              215,078              211,899

Certain prior period balances have been reclassified to conform to current period presentation. Certain debt related costs totaling $7.5 million and $8.0 million for the quarters ended Decemeber 31, 2003 and March 31, 2003, have been reclassified to interest expense from operating expenses.

                                                                                                  Quarters Ended
                                                                                ----------------------------------------------------
                                                                                March 31,          December 31,            March 31,
(1) Other Revenue                                                                 2004                 2003                  2003
                                                                                ---------          ------------            ---------
    Fees and other income                                                        $ 126.7              $ 155.4               $ 144.7
    Factoring commissions                                                           55.0                 50.5                  46.9
    Gains on sales of leasing equipment                                             27.3                 22.0                  17.6
    Gains on securitizations                                                        21.4                 18.1                  30.7
                                                                                 -------              -------               -------
    Total other revenue                                                          $ 230.4              $ 246.0               $ 239.9
                                                                                 =======              =======               =======

Fees and other income include: servicing fees, structuring and advisory fees, syndication fees and gains from other asset and receivable sales. Prior period balances have been conformed to current year presentation to show venture capital losses seperately.

                                                                                                  Quarters Ended
                                                                                ----------------------------------------------------
                                                                                March 31,          December 31,            March 31,
(2) Net income (loss) by segment                                                  2004                 2003                  2003
                                                                                ---------          ------------            ---------
    Specialty Finance                                                            $  78.2              $  74.1               $  52.2
    Commercial Finance                                                              60.6                 57.8                  54.1
    Equipment Finance                                                               15.2                 10.9                  10.7
    Capital Finance                                                                 19.0                  6.9                   7.7
    Structured Finance                                                              10.1                 16.3                  12.2
                                                                                 -------              -------               -------
       Total Segments                                                              183.1                166.0                 136.9
    Corporate, including certain charges                                             6.2                (10.8)                 (9.9)
                                                                                 -------              -------               -------
       Total                                                                     $ 189.3              $ 155.2               $ 127.0
                                                                                 =======              =======               =======

                         CIT GROUP INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                                                               March 31,                December 31,
                                                                                                 2004                       2003
                                                                                               ---------                ------------
                                                                                              (unaudited)
ASSETS
Financing and leasing assets:
   Finance receivables                                                                         $32,187.4                  $31,300.2
   Reserve for credit losses                                                                      (636.7)                    (643.7)
                                                                                               ---------                  ---------
   Net finance receivables                                                                      31,550.7                   30,656.5
   Operating lease equipment, net                                                                7,576.2                    7,615.5
   Finance receivables held for sale                                                             1,006.2                      918.3
Cash and cash equivalents                                                                        1,356.5                    1,973.7
Retained interest in securitizations                                                             1,364.6                    1,380.8
Goodwill and intangible assets                                                                     485.5                      487.7
Other assets (1)                                                                                 2,912.7                    3,310.3
                                                                                               ---------                  ---------
Total Assets                                                                                   $46,252.4                  $46,342.8
                                                                                               =========                  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                                                            $ 4,820.2                  $ 4,173.9
   Variable-rate senior notes                                                                    9,170.7                    9,408.4
   Fixed-rate senior notes                                                                      19,829.8                   19,830.8
   Preferred capital securities                                                                    255.1                      255.5
                                                                                               ---------                  ---------
Total debt                                                                                      34,075.8                   33,668.6
Credit balances of factoring clients                                                             3,619.4                    3,894.6
Accrued liabilities and payables                                                                 3,025.9                    3,346.4
                                                                                               ---------                  ---------
Total Liabilities                                                                               40,721.1                   40,909.6
Minority interest                                                                                   38.6                       39.0
Stockholders' Equity:
   Common stock                                                                                      2.1                        2.1
   Paid-in capital                                                                              10,668.2                   10,677.0
   Accumulated deficit                                                                          (4,980.5)                  (5,141.8)
   Accumulated other comprehensive loss                                                           (196.4)                    (141.6)
Less: Treasury stock, at cost                                                                       (0.7)                      (1.5)
                                                                                               ---------                  ---------
Total Stockholders' Equity                                                                       5,492.7                    5,394.2
                                                                                               ---------                  ---------
Total Liabilities and Stockholders' Equity                                                     $46,252.4                  $46,342.8
                                                                                               =========                  =========

(1) Other Assets primarily include the following at March 31, 2004: $0.7 billion of investments in and receivables from joint ventures and non-consolidated subsidiaries, $0.4 billion of accrued interest and receivables from derivative counterparties, $0.3 billion of deposits on flight equipment, $0.3 billion of equity investments, $0.1 billion of prepaid expenses and $0.1 billion of repossessed and off-lease equipment. The remaining balance includes furniture and fixtures, miscellaneous receivables and other assets.

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                                             March 31,     December 31,    March 31,
                                                                                               2004           2003           2003
                                                                                             ---------     ------------    ---------
Specialty Finance Segment
       Commercial
            Finance receivables                                                              $ 7,135.6      $ 7,150.0      $ 7,201.5
            Operating lease equipment, net                                                       919.1          959.5        1,227.6
            Finance receivables held for sale                                                    737.1          548.1          899.6
                                                                                             ---------      ---------      ---------
              Owned assets                                                                     8,791.8        8,657.6        9,328.7
            Finance receivables securitized and managed by CIT                                 3,769.0        3,915.4        3,191.7
                                                                                             ---------      ---------      ---------
              Managed assets                                                                  12,560.8       12,573.0       12,520.4
                                                                                             ---------      ---------      ---------
       Consumer
            Finance receivables - home equity                                                  3,315.1        2,664.3        1,391.3
            Finance receivables - other                                                          791.2          846.5          995.8
            Finance receivables held for sale                                                    150.0          150.0          210.0
                                                                                             ---------      ---------      ---------
              Owned assets                                                                     4,256.3        3,660.8        2,597.1
            Home equity finance receivables securitized and managed by CIT                     1,651.9        1,867.6        2,358.6
            Other finance receivables securitized and managed by CIT                             593.6          642.5          860.2
                                                                                             ---------      ---------      ---------
              Managed assets                                                                   6,501.8        6,170.9        5,815.9
                                                                                             ---------      ---------      ---------
Commercial Finance Segment
       Commercial Services
            Finance receivables                                                                6,450.0        6,325.8        4,726.1
       Business Credit
            Finance receivables                                                                4,105.9        3,936.1        3,956.6
                                                                                             ---------      ---------      ---------
              Owned assets                                                                    10,555.9       10,261.9        8,682.7
                                                                                             ---------      ---------      ---------
Equipment Finance Segment
            Finance receivables                                                                6,367.0        6,317.9        6,237.4
            Operating lease equipment, net                                                       385.6          419.6          527.4
            Finance receivables held for sale                                                    119.1          220.2          163.4
                                                                                             ---------      ---------      ---------
              Owned assets                                                                     6,871.7        6,957.7        6,928.2
            Finance receivables securitized and managed by CIT                                 3,052.5        3,226.2        3,977.2
                                                                                             ---------      ---------      ---------
              Managed assets                                                                   9,924.2       10,183.9       10,905.4
                                                                                             ---------      ---------      ---------
Capital Finance Segment
            Finance receivables                                                                1,087.1        1,097.4        1,223.7
            Operating lease equipment, net                                                     6,142.1        6,103.8        4,973.0
                                                                                             ---------      ---------      ---------
              Owned assets                                                                     7,229.2        7,201.2        6,196.7
                                                                                             ---------      ---------      ---------
Structured Finance Segment
            Finance receivables                                                                2,935.5        2,962.2        2,922.2
            Operating lease equipment, net                                                       129.4          132.6          103.4
                                                                                             ---------      ---------      ---------
              Owned assets                                                                     3,064.9        3,094.8        3,025.6
                                                                                             ---------      ---------      ---------
Other - Equity Investments                                                                       251.8          249.9          334.3
                                                                                             ---------      ---------      ---------
Total
            Finance receivables                                                              $32,187.4      $31,300.2      $28,654.6
            Operating lease equipment, net                                                     7,576.2        7,615.5        6,831.4
            Finance receivables held for sale                                                  1,006.2          918.3        1,273.0
                                                                                             ---------      ---------      ---------
              Financing and leasing assets excl. equity investments                           40,769.8       39,834.0       36,759.0
            Equity investments (included in other assets)                                        251.8          249.9          334.3
                                                                                             ---------      ---------      ---------
              Owned assets                                                                    41,021.6       40,083.9       37,093.3
            Finance receivables securitized and managed by CIT                                 9,067.0        9,651.7       10,387.7
                                                                                             ---------      ---------      ---------
              Managed assets                                                                 $50,088.6      $49,735.6      $47,481.0
                                                                                             =========      =========      =========

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                      For the Quarters Ended
                                                                --------------------------------------------------------------------
                                                                    March 31, 2004       December 31, 2003         March 31, 2003
                                                                    $            %            $          %          $           %
                                                                --------------------------------------------------------------------
Net Credit Losses - Owned as a Percentage of
Average Finance Receivables
      Specialty Finance - Commercial                            $   22.0       1.24%     $   30.0      1.73%     $   31.0      1.73%
      Specialty Finance - Commercial: Argentina                       --         --         101.0        NM            --        --
                                                                --------                 --------                --------
        Total Specialty Finance - Commercial                        22.0       1.24%        131.0      7.46%         31.0      1.73%
      Commercial Finance                                            12.5       0.48%         16.5      0.64%         16.6      0.80%
      Equipment Finance                                             26.3       1.67%         25.9      1.68%         38.1      2.39%
      Capital Finance                                                 --         --          11.3      3.76%          1.8      0.55%
      Structured Finance                                            21.8       2.96%         10.4      1.42%         13.8      1.90%
                                                                --------                 --------                --------
        Total Commercial                                            82.6       1.19%        195.1      2.83%        101.3      1.55%
      Specialty Finance - Consumer                                  16.7       1.84%         13.5      1.56%         13.0      2.36%
                                                                --------                 --------                --------
      Total                                                     $   99.3       1.26%     $  208.6      2.69%     $  114.3      1.61%
                                                                ========                 ========                ========

      NM - Resulting annualized data % is not meaningful

                                                                    March 31, 2004       December 31, 2003         March 31, 2003
                                                                    $            %            $          %          $           %
                                                                --------------------------------------------------------------------
Finance Receivables Past Due 60 days or more - Owned
as a Percentage of Finance Receivables
      Specialty Finance - Commercial                            $  185.8       2.60%     $  226.4      3.17%     $  264.7      3.68%
      Commercial Finance                                           107.2       1.02%        105.9      1.03%        152.8      1.76%
      Equipment Finance                                            113.8       1.79%        137.9      2.18%        292.5      4.69%
      Capital Finance                                               10.7       0.98%          9.5      0.87%         74.0      6.05%
      Structured Finance                                            32.9       1.12%         47.0      1.59%         55.2      1.89%
                                                                --------                 --------                --------
        Total Commercial                                           450.4       1.60%        526.7      1.90%        839.2      3.19%
      Specialty Finance - Consumer                                 159.0       3.87%        149.6      4.26%        132.0      5.53%
                                                                --------                 --------                --------
      Total                                                     $  609.4       1.89%     $  676.3      2.16%     $  971.2      3.39%
                                                                ========                 ========                ========

Non-performing Assets - Owned as a Percentage of
Finance Receivables(1)
      Specialty Finance - Commercial                            $  102.3       1.43%     $  119.8      1.68%     $  160.4      2.23%
      Commercial Finance                                            77.0       0.73%         75.6      0.74%        128.0      1.47%
      Equipment Finance                                            213.9       3.36%        218.3      3.46%        338.5      5.43%
      Capital Finance                                                3.4       0.31%          3.6      0.33%         86.9      7.10%
      Structured Finance                                           104.9       3.57%        103.0      3.48%        143.4      4.91%
                                                                --------                 --------                --------
        Total Commercial                                           501.5       1.79%        520.3      1.87%        857.2      3.26%
      Specialty Finance - Consumer                                 165.9       4.04%        156.2      4.45%        149.2      6.25%
                                                                --------                 --------                --------
      Total                                                     $  667.4       2.07%     $  676.5      2.16%     $1,006.4      3.51%
                                                                ========                 ========                ========

Finance Receivables Past Due 60 days or more - Managed
as a Percentage of Managed Financial Assets(2)
      Specialty Finance - Commercial                            $  273.7       2.35%     $  321.2      2.77%     $  343.0      3.04%
      Commercial Finance                                           107.2       1.02%        105.9      1.03%        152.8      1.76%
      Equipment Finance                                            199.1       2.09%        243.6      2.49%        466.7      4.50%
      Capital Finance                                               10.7       0.98%          9.5      0.87%         74.0      6.05%
      Structured Finance                                            32.9       1.12%         47.0      1.59%         55.2      1.89%
                                                                --------                 --------                --------
        Total Commercial                                           623.6       1.74%        727.2      2.04%      1,091.7      3.16%
      Specialty Finance - Consumer                                 304.2       4.68%        294.8      4.78%        269.6      4.64%
                                                                --------                 --------                --------
      Total                                                     $  927.8       2.20%     $1,022.0      2.44%     $1,361.3      3.38%
                                                                ========                 ========                ========
Reserve for Credit Losses
      Reserve for credit losses as a percentage
      of finance receivables                                    $  636.7       1.98%     $  643.7      2.06%     $  757.0      2.64%
      Reserve for credit losses as a percentage
      of finance receivables past due 60 days or more                         104.5%                   95.2%                   77.9%
      Reserve for credit losses as a percentage
      of non-performing assets                                                 95.4%                   95.2%                   75.2%

(1) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(2) Managed financial assets exclude operating leases and certain equity investments.

                         CIT GROUP INC. AND SUBSIDIARIES
                  SELECTED DATA AND OWNED PORTFOLIO INFORMATION
                  (dollars in millions, except per share data)


Selected Data                                                                                         Quarters Ended
                                                                                       ---------------------------------------------
                                                                                         March 31,      December 31,      March 31,
Profitability                                                                              2004            2003             2003
                                                                                       ---------------------------------------------
        Net finance margin as a percentage of AEA(1)                                         4.02%           3.88%            3.53%
        Net finance margin after provision as
          a percentage of AEA                                                                3.09%           2.78%            2.34%
        Salaries & general operating expenses
          as a percentage of AMA(2)                                                          2.15%           2.04%            2.01%
        Efficiency ratio                                                                     41.1%           43.8%            41.7%
        Return on tangible stockholders' equity                                              15.1%           12.6%            11.0%
        Return on AMA(2)                                                                     1.64%           1.34%            1.13%
        Return on AEA (by segment)
          Specialty Finance                                                                  2.47%           2.38%            1.75%
          Commercial Finance                                                                 3.62%           3.46%            3.58%
          Equipment Finance                                                                  0.88%           0.64%            0.60%
          Capital Finance                                                                    1.04%           0.38%            0.50%
          Structured Finance                                                                 1.31%           2.13%            1.63%
               Total Segments                                                                1.99%           1.83%            1.60%
          Corporate, including certain charges                                               0.06%          (0.13)%          (0.13)%
               Total                                                                         2.05%           1.70%            1.47%
        See "Non-GAAP Disclosures" for additional
          information regarding profitablility comparisons

Securitization Volume
        Specialty Finance - Commercial                                                 $    963.3      $    869.9       $    409.3
        Equipment Finance                                                                   273.1           242.9            461.0
        Specialty Finance - Consumer                                                           --              --            367.1
                                                                                       ----------      ----------       ----------
        Total                                                                          $  1,236.4      $  1,112.8       $  1,237.4
                                                                                       ==========      ==========       ==========

Average Assets
        Average Finance Receivables (AFR)                                              $ 31,415.1      $ 31,051.8       $ 28,328.8
        Average Earning Assets (AEA)                                                     36,865.1        36,523.2         34,600.6
        Average Managed Assets (AMA)(2)                                                  46,104.0        46,322.4         44,967.8
        Average Operating Leases (AOL)                                                    7,590.0         7,529.1          6,712.6
        Note: These averages are based on an
          ending 4 month average

                                                                                         March 31,      December 31,      March 31,
                                                                                           2004            2003             2003
                                                                                       ---------------------------------------------
Capital & Leverage(3),(4)
        Tangible stockholders' equity to managed assets                                     10.69%          10.45%           10.39%
        Debt (net of overnight deposits) to tangible
          stockholders' equity(5)                                                           6.15x           6.14x            6.31x
        Tangible book value per share                                                  $    24.07      $    23.32       $    22.18

                                                                                         March 31,      December 31,      March 31,
Owned Portfolio Information                                                                 2004            2003             2003
                                                                                       ---------------------------------------------
Liquidating Portfolios:
        Balance                                                                        $    874.0      $    923.3       $  1,282.2
        Non-performing accounts                                                        $    101.2      $    108.4       $    142.9
        Past due 60+ days                                                              $     85.6      $     92.3       $    149.6

Telecommunications(6):
        Financing and leasing assets                                                   $    518.6      $    579.0       $    678.7
        Number of accounts                                                                     42              44               53
        Largest customer account balance                                               $     30.6      $     31.0       $     33.4
        Non-performing accounts                                                        $     65.7      $     57.2       $     85.5
        Number of accounts                                                                      8               6                9
        Past due 60+ days                                                              $     18.2      $     25.7       $     35.5
        CLEC exposure                                                                  $    191.3      $    197.8       $    238.0

Equity and Venture Capital Investments:
        Total investment balance                                                       $    251.8      $    249.9       $    334.3
        Direct investments                                                             $    100.6      $    101.1       $    179.6
        Number of companies                                                                    47              47               57
        Private equity funds                                                           $    151.2      $    148.8       $    154.7
        Number of funds                                                                        52              52               52
        Remaining fund and equity commitments                                          $    117.1      $    124.2       $    153.7

(1) For the quarters ended March 31, 2004 and December 31, 2003, dividends on preferred capital securities are reflected in interest expense (5 basis points impact) as a result of adopting FAS 150. The dividends for the quarter ended March 31, 2003 are shown after-tax on the consolidated statement of income.

(2) "AMA" or "Average Managed Assets" represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of finance receivables previously securitized and still managed by CIT.

(3) Tangible stockholders' equity excludes goodwill and intangible assets. Prior period balances have been conformed to current period presentation.

(4) Tangible stockholders' equity excludes the impact of accounting changes for derivative financial instruments and unrealized gains and includes Preferred Capital Securities.

(5) Total debt excludes, and stockholders' equity includes, Preferred Capital Securities.

(6) Telecommunication portfolio data consists of lending and leasing directly to the telecommunication sector, and does not include lending and leasing for telecom related equipment to non-telecom companies.

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:                                                    March 31,            December 31,            March 31,
Financing and leasing assets                                                    2004                   2003                  2003
                                                                              ---------            ------------            ---------
  Commercial                                                                  $4,700.9               $4,716.1              $4,179.7
  Regional                                                                    $  291.7               $  291.6              $  309.1
Number of planes:
  Commercial                                                                       209                    209                    195
  Regional                                                                         119                    119                    115

                                                   March 31, 2004             December 31, 2003             March 31, 2003
                                              -----------------------      -----------------------      -----------------------
Commercial Aerospace
  Portfolio:
By Region:                                    Net Investment   Number      Net Investment   Number      Net Investment   Number
                                              --------------   ------      --------------   ------      --------------   ------
  Europe                                        $  1,994.8        66         $  1,991.0        65         $  1,537.4        51
  North America (1)                                1,001.7        72            1,029.7        72            1,110.1        78
  Asia Pacific                                     1,040.8        40            1,013.6        40              886.5        36
  Latin America                                      606.5        28              612.7        28              572.5        26
  Africa / Middle East                                57.1         3               69.1         4               73.2         4
                                                ----------       ---         ----------       ---         ----------       ---
  Total                                         $  4,700.9       209         $  4,716.1       209         $  4,179.7       195
                                                ==========       ===         ==========       ===         ==========       ===

By Manufacturer:                              Net Investment   Number      Net Investment   Number      Net Investment   Number
                                              --------------   ------      --------------   ------      --------------   ------
  Boeing                                        $  2,577.0       140         $  2,581.7       140         $  2,514.2       138
  Airbus                                           2,104.8        57            2,114.6        57            1,640.8        42
  Other                                               19.1        12               19.8        12               24.7        15
                                                ----------       ---         ----------       ---         ----------       ---
  Total                                         $  4,700.9       209         $  4,716.1       209         $  4,179.7       195
                                                ==========       ===         ==========       ===         ==========       ===

By Body Type (2):                             Net Investment   Number      Net Investment   Number      Net Investment   Number
                                              --------------   ------      --------------   ------      --------------   ------
  Narrow body                                   $  3,416.5       159         $  3,415.7       159         $  2,909.8       144
  Intermediate                                       866.5        18              877.0        18              871.6        18
  Wide body                                          398.8        20              403.6        20              373.6        18
  Other                                               19.1        12               19.8        12               24.7        15
                                                ----------       ---         ----------       ---         ----------       ---
  Total                                         $  4,700.9       209         $  4,716.1       209         $  4,179.7       195
                                                ==========       ===         ==========       ===         ==========       ===

Largest customer
  net investment                                $    266.6                   $    268.6                   $    242.6
Number of accounts                                      85                           84                           74
Weighted average
  age of fleet (years)                                   7                            6                            7

                                                                       March 31, 2004       December 31, 2003       March 31, 2003
                                                                       ---------------      -----------------      ----------------
New Aircraft Delivery Order Book (dollars in billions)                 Amount   Number       Amount   Number       Amount    Number
                                                                       ------   ------       ------   ------       ------    ------
  For the Years Ending December 31,
    2003 (Remaining 2003)                                              $   --      --        $   --      --        $  0.7       17
    2004 (Remaining 2004)                                                 0.7      17           0.6      15           0.8       17
    2005                                                                  0.9      18           0.9      20           1.3       27
    2006                                                                  1.0      20           1.1      21           0.7       13
    2007                                                                  0.3       5           0.3       5           0.1        1
                                                                       ------     ----       ------     ----       ------      ----
    Total                                                              $  2.9      60        $  2.9      61        $  3.6       75
                                                                       ======     ====       ======     ====       ======      ====

The order amounts exclude CIT's option to purchase additional planes. Contractual maturities, sales and other dispositions, as well as depreciation expense, are expected to largely offset the new deliveries. At March 31, 2004, all of the 2004 deliveries were placed.

(1) Comprised of net investments in the U.S. and Canada of $781.2 million (65 aircraft) and $220.5 million (7 aircraft) at March 31, 2004, $822.7 million (66 aircraft) and $207.0 million (6 aircraft) at December 31, 2003, and $902.0 million (72 aircraft) and $208.1 million (6 aircraft) at March 31, 2003, respectively.

(2) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                                March 31, 2004   December 31, 2003    March 31, 2003
                                                                                --------------   -----------------    --------------
Managed assets (1):
Finance receivables                                                               $ 32,187.4         $ 31,300.2         $ 28,654.6
Operating lease equipment, net                                                       7,576.2            7,615.5            6,831.4
Finance receivables held for sale                                                    1,006.2              918.3            1,273.0
Equity and venture capital investments (included in other assets)                      251.8              249.9              334.3
                                                                                  ----------         ----------         ----------
Total financing and leasing portfolio assets                                        41,021.6           40,083.9           37,093.3
   Securitized assets                                                                9,067.0            9,651.7           10,387.7
                                                                                  ----------         ----------         ----------
   Managed Assets                                                                 $ 50,088.6         $ 49,735.6         $ 47,481.0
                                                                                  ==========         ==========         ==========
Earning assets (2):
Total financing and leasing portfolio assets                                      $ 41,021.6         $ 40,083.9         $ 37,093.3
    Credit balances of factoring clients                                            (3,619.4)          (3,894.6)          (2,437.9)
                                                                                  ----------         ----------         ----------
Earning assets                                                                    $ 37,402.2         $ 36,189.3         $ 34,655.4
                                                                                  ==========         ==========         ==========
Tangible equity (3):
Total equity                                                                      $  5,492.7         $  5,394.2         $  4,996.6
    Other comprehensive loss relating to derivative financial instruments              102.9               41.3               92.6
    Unrealized gain on securitization investments                                      (11.3)              (7.7)             (12.5)
    Goodwill and intangible assets                                                    (485.5)            (487.7)            (399.8)
                                                                                  ----------         ----------         ----------
Tangible common equity                                                               5,098.8            4,940.1            4,676.9
    Preferred capital securities                                                       255.1              255.5              256.8
                                                                                  ----------         ----------         ----------
Tangible equity                                                                   $  5,353.9         $  5,195.6         $  4,933.7
                                                                                  ==========         ==========         ==========
Debt, net of overnight deposits (4):
Total debt                                                                        $ 34,075.8         $ 33,668.6         $ 32,551.8
    Overnight deposits                                                                (884.0)          (1,529.4)          (1,432.5)
    Preferred capital securities                                                      (255.1)            (255.5)                --
                                                                                  ----------         ----------         ----------
Debt, net of overnight deposits                                                   $ 32,936.7         $ 31,883.7         $ 31,119.3
                                                                                  ==========         ==========         ==========
Earnings per share, excluding certain items(5)
GAAP Earnings per share                                                           $     0.88         $     0.72         $     0.60
    Gain on debt redemption                                                            (0.12)             (0.14)                --
    Loss on venture capital investments                                                   --               0.17               0.01
                                                                                  ----------         ----------         ----------
Adjusted earnings per share                                                       $     0.76         $     0.75         $     0.61
                                                                                  ==========         ==========         ==========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.

5) The diluted EPS related to the items listed are shown separately, as the items are not indicative of our on-going operations.


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